Exhibit 99.1

To Our Shareholders

Funds from Operations, as Adjusted for Comparability (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2014 was $980.3 million, $5.20 per diluted share, compared to $896.5 million, $4.77 per diluted share, for the previous year, a 9.0% increase per share – a very good year.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2014 was $911.1 million, $4.83 per diluted share, compared to $641.0 million, $3.41 per diluted share, for the previous year. (See page 4 for a reconciliation of Funds from Operations, as Reported to Funds from Operations, as Adjusted for Comparability.)

Net Income attributable to common shares for the year ended December 31, 2014 was $783.4 million, $4.15 per diluted share, versus $392.0 million, $2.09 per diluted share, for the previous year.

Our core business is concentrated in New York, the most important city in the world, and in Washington, DC, our nation’s capital, and is office and retail centric.

We have run Vornado for 35 years. In each year, cash flow from the core business has increased in both total dollars and on a same-store basis until 2012 when for the first time, there was a decrease caused by BRAC in Washington. 2013 began another run of increases.

Here are our financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS)	2014 Same Store % Increase/ (Decrease)		% of 2014 EBITDA(2)	EBITDA
				Increase/ (Decrease) 2013/2014
					2014	2013	2012
EBITDA:	Cash	GAAP
New York:
Office	7.8%	5.0%	41.3%	26.5	623.2	596.7	531.5
Street Retail	7.1%	5.5%	18.6%	33.7	279.6	245.9	188.9
Alexander’s	18.2%	0.1%	2.8%	(0.5)	41.7	42.2	40.4
Hotel Pennsylvania	--	--	2.0%	--	30.7	30.7	28.3
Total New York	7.6%	4.7%	64.7%	59.7	975.2	915.5	789.1
Washington	(2.3%)	(2.4%)	22.1%	(7.4)	333.8	341.2	355.5
theMart	0.7%	8.8%	5.3%	7.7	79.6	71.9	62.5
555 California Street	(0.8%)	11.6%	3.2%	6.1	48.8	42.7	40.5
Real Estate Fund			4.7%	20.8	70.3	49.5	24.6
EBITDA before Retail(2)				86.9	1,507.7	1,420.8	1,272.2

Retail—Strips and Malls(2)	2.3%	1.7%	N/A	6.7	204.9	198.2	195.7
			100.0%	93.6	1,712.6	1,619.0	1,467.9
Other (see page 3 for details)					82.8	31.4	357.8
EBITDA before non-controlling interest and gains on sale of real estate					1,795.4	1,650.4	1,825.7

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2014, a copy of which accompanies this letter or can be viewed at www.vno.com.

     2    The Retail—Strips and Malls Segment was spun off in January 2015.  Accordingly, to more meaningfully reflect the continuing business, the table above has been presented before the Retail Segment and the percentages of 2014 EBITDA column is on a pro-forma basis to reflect the spin-off as if it occurred in 2014.

Other EBITDA is comprised of:

($ in thousands)	2014	2013		2012

Corporate general and administrative expenses	(94,929)	(94,904)		(96,001)
Investment income	31,665	49,295		42,685
Other investments	24,528	29,776		39,386
JCPenney losses(3)	--	(127,888	)(3)	(300,752	)(3)
Toys “R” Us EBITDA, including impairment losses of 240.8 million in 2013 and 40.0 million in 2012	103,632	(5,529)		281,289
Lexington Realty Trust equity and gains from stock issuances	--	20,443		51,662
Gains on sale of marketable securities, land, trade shows and residential condos	13,568	58,245		44,452
Acquisition – related costs and tenant buy-out costs	(31,348)	(24,857)		(11,248)
Stop & Shop litigation settlement income	--	59,599		5,900
Recognition of unamortized discount on subordinated debt of Independence Plaza	--	--		60,396
1290 Avenue of the Americas and 555 California Street priority return	--	--		13,222
Discontinued operations – EBITDA of properties and investments sold	39,525	66,474		232,153
Other, net	(3,841)	746		(5,344)
Total	82,800	31,400		357,800

3    Total economic loss on JCPenney was $256 million.  That amount cannot be reconciled to the presentation above because of mark-to-market income recognition in prior periods.

The following chart reconciles Funds from Operations to Funds from Operations, as Adjusted for Comparability:

($ IN MILLIONS, EXCEPT PER SHARE)	2014	2013		2012
Funds from Operations, as Reported	911.1	641.0		818.6
Adjustments for certain items that affect comparability:
Acquisition related costs	(31.3)	(24.9)		(11.2)
Write-off of deferred financing costs and defeasance cost in connection with financings and in 2012 net gain on extinguishment of debt	(22.7)	(8.8)		8.9
Net gain on sale of marketable securities, land, Canadian trade shows and residential condos	13.5	58.2		33.0
Impairment loss and loan reserve	(10.3)	--		--
Recognition of unamortized discount on subordinated debt of Independence Plaza	--	--		60.4
Net gain from Lexington’s stock issuance		--		14.1
Stop & Shop litigation settlement income	--	59.6		5.9
Toys “R” Us (Negative FFO) FFO	(60.0)	(312.8)		65.7
JCPenney losses(3)	--	(127.9	)(3)	(300.7	)(3)
Discontinued operations – FFO of real estate sold	39.5	80.8		184.9
Other	(2.1)	3.9		13.4
Noncontrolling interests’ share	4.2	16.4		(4.5)
Total adjustments	(69.2)	(255.5)		69.9
Funds from Operations, as Adjusted for Comparability	980.3	896.5		748.7
Funds from Operations, as Adjusted for Comparability per share	5.20	4.77		4.02

Funds from Operations, as Adjusted for Comparability increased by $83.8 million in 2014, to $5.20 from $4.77 per share, or $0.43, 9.0%, as detailed below:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York	42.3	0.21
Washington	(8.8)	(0.04)
theMart	6.9	0.04
555 California Street	5.0	0.03
Retail	3.4	0.02
Acquisitions, net of interest expense	19.2	0.10
Vornado Capital Partners	20.8	0.10
Interest Expense	28.3	0.14
Investment income, decrease resulting from lower mezz loans outstanding	(17.4)	(0.09)
Other, primarily lease termination income last year	(15.9)	(0.08)
Increase in Comparable FFO	83.8	0.43

Report Card

Here is a chart showing Vornado’s total return to shareholders compared to the Office REIT and RMS indices for various periods ending December 31, 2014 and for 2015 year-to-date:

	Vornado	Office REIT Index	RMS Index
2015 YTD	4.9%	7.2%	5.4%
One-year	36.4%	25.9%	30.4%
Three-year	70.8%	51.7%	57.3%
Five-year	100.6%	78.2%	119.7%
Ten-year	131.1%	89.5%	122.2%
Fifteen-year	637.5%	323.8%	492.5%
Twenty-year	1,648.8%	892.8%	755.0%

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

		Adjusted for Comparability
		FFO		Shares Outstanding
($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)	EBITDA	Amount	Per Share
2014	1,672,096	980,252	5.20	198,477
2013	1,672,096	896,539	4.77	197,811
2012	1,459,008	748,699	4.02	197,310
2011	1,481,883	766,371	4.00	196,541
2010	1,434,833	767,594	4.04	195,746
2009	1,380,842	605,925	3.49	194,082
2008	1,376,396	663,730	4.05	168,903
2007	1,348,229	672,394	4.10	167,672
2006	1,031,867	511,429	3.28	166,513
2005	927,680	488,195	3.36	156,487

FFO has grown this year by 9.3% (9.0% on a per share basis), 10.1% per year over five years (8.3% on a per share basis) and 7.8% per year over ten years (4.1% on a per share basis).

Acquisitions/Dispositions(4)

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.

Our acquisition activity since 2012 has ebbed in response to a rising market.  Acquisitions during that period have been focused almost entirely in New York and on Street Retail.  If we were an industrial company, you might call them bolt-on acquisitions.

Our disposition activity since 2012 has increased four-fold as we have implemented our strategic simplification.

Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions		Dispositions(5)
($ IN THOUSANDS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Net Gains
2015 to date	3	199,800	3	505,170	23,900
2014	6	648,100	11	1,061,400	523,400
2013	6	813,300	20	1,429,800	434,100
2012	10	1,365,200	23	1,222,274	454,005
2011	12	1,499,100	7	389,212	137,846
2010	15	542,400	5	137,792	56,830
2009	--	--	16	262,838	42,987
2008	3	31,500	6	493,172	171,110
2007	38	4,063,600	5	186,259	60,126
2006	32	2,177,000	3	105,187	31,662
2005	31	4,686,000	--	--	--
	156	16,026,000	99	5,793,104	1,935,966

2014 and 2015 to date acquisitions are shown below:

($ in thousands except square Feet)			Square Feet
2015 to date:		Asset Cost	Our Ownership	Total
Center Building – Office (Long Island City)	NY	142,000	437,000	437,000
Crowne Plaza Times Square (increased ownership to 33.0% from 11.0%)	NY	39,000	46,000	211,000
138 – 142 West 32nd Street – Retail	NY	18,800	5,000	5,000
		199,800
2014:
St. Regis Fifth Avenue – Retail (75% interest)	NY	525,000	19,000	25,000
715 Lexington Avenue – land	NY	63,000	--	--
One Park Avenue – Office (increased ownership to 55% from 49.7%)	NY	22,700	80,000	943,000
304-306 Canal Street – Retail	NY	16,400	15,000	15,000
Development rights and land	DC	21,000	--	--
		648,100

4     Excludes marketable securities.

5   Excludes $3.7 billion Urban Edge spin-off.

As I wrote last year, we sell assets for several reasons:

•         To make an outsized profit, i.e. where we would rather have the cash amount offered than the asset.  This is a rare event…in most instances we’d rather have the asset than the cash.  By the way, history shows that the unique, irreplaceable, timeless assets should never be sold…and I agree.

•         To cut losses where an investment isn’t turning out as we expected or where we have made a mistake.

•         To raise cash for current or future needs.

•         For strategic reasons, where an asset no longer fits either geographically or by line of business or whatever or no longer fits our quality profile.

To lift us out of the “lost-our-luster” period (a very unhappy time for us, and for me personally, I must say), we have shifted strategy to focus our business on our core strengths, trimmed, pruned and simplified.  We exited business lines, (the mall business,(6) the showroom business, LNR, etc.), disposed of mistakes (JCPenney and even a few real estate mistakes) and sold anything off the fairway.  We executed over $4.2 billion of asset sales in 57 transactions.  We separated the strip shopping center business by pro-rata tax-free spin-off to our shareholders.

In January 2015, we completed the spin-off of substantially all of our retail segment comprised of 79 strip shopping centers, three malls, a warehouse park and $225 million of cash to Urban Edge Properties (NYSE:UE).  As part of the spin-off, our shareholders received 94.6% of the shares and Vornado retained a 5.4% ownership interest in the form of 5,712,000 UE operating partnership units. We are providing transitional services to UE for an initial period of up to two years and they are providing us with leasing and property management services for certain assets.  I am a member of the Board of Trustees of UE.  The spin-off was effected by Vornado distributing one UE common share for every two Vornado common shares.  Beginning in the first quarter of 2015, the historical financial results of UE will be reflected in our consolidated financial statements as discontinued operations for all periods presented.  Our strategy here was that both Vornado and UE would benefit from being separate and focused.  I firmly believe that UE’s dedicated management team, led by CEO Jeff Olson and COO Bob Minutoli, focusing solely on these fine assets, will create a ton of value.

In December, we sold 1740 Broadway for $605 million, $1,000 per square foot.  The financial statement gain on the sale was $439 million.  The tax gain of $484 million was deferred in a like-kind exchange for the acquisition of the St. Regis Fifth Avenue retail.

Last week we completed the transfer of Springfield Town Center to PREIT.  Proceeds to us were $465 million, comprised of $340 million in cash and 6.25 million common units valued at $20 per share (current market is $23.38).  The units are tax protected in favor of our original seller; accordingly, these units are in the hold-for-a-while box.  We (as well as other analysts and investors) think the shares at $20 are a good investment.  We are rooting for PREIT CEO Joe Coradino and team.

Our IRR on this investment is basically breakeven, a result we are very happy with.  In 2010/2011, we tried to sell the site and the opportunity to the usual suspects.  The answer was no bid, no bid and a low-ball bid which was retraded and then withdrawn.  With no viable alternative, this then became an easy decision, use our balance sheet and development capability to build the job ourselves and then sell the finished product.  Thanks to Bob Minutoli and his team(7) who built a first class A mall, basically from the ground up,  on schedule and on budget.  Our friends at PREIT will do very well with this asset.

I AM DELIGHTED WITH THE SCALE, SPEED AND FINANCIAL OUTCOME OF OUR SIMPLIFICATION PROGRAM.

The action here takes place on the 45th floor where our acquisitions/dispositions teams reside.  Special thanks to Michael and Wendy and to SVPs Dan Guglielmone, Cliff Broser, Mario Ramirez, Adam Green and the rest of the team.

6   For someone who has been in the mall and strip shopping center business my whole life, this was a difficult and courageous decision.

7    Bob Byrne, Bill Rowe, Michael Khouri and their colleagues; each a senior member of the Springfield development team deserve special mention – Stacy Meyer, Allison Fee, Terry Furry, Jessica Secreti, Jill Creps, Leigh Lyons, Rob Mercer, Joe Lemarb, David Perl, Mara Olguin, Karen Smith, Trish Ketelsen, Michael Lowe, Ben Levine, Irene Gardiner, Genevieve Kelly, Jennifer DeDermott, Trish Zafferese, Mara Licari.

Michael Franco — Chief Investment Officer

I am delighted to announce that Michael Franco has been appointed Chief Investment Officer, a promotion from his previous role as co-head.  Michael oversees acquisitions/dispositions and capital markets.  Michael, 46, is a highly intelligent, seasoned, well known and well respected, measured real estate executive.  After four long dog years with us, and 12 years in senior positions at Morgan Stanley’s fund business, Michael is a veteran.  At Vornado, capital allocation is a main event (right up there with lease, lease, lease).  David, Mitchell, Steve and Joe all participate with Michael and me at the capital allocation table.  Thank you and congratulations, Michael.

Capital Markets — Thank You Wendy — Welcome Mark

At year-end we had $4.091 billion of liquidity comprised of $1.591 billion of cash, restricted cash and marketable securities and our $2.5 billion revolving credit facilities (with no outstandings).  Today, after adjusting year end liquidity for the repayment of $500 million of unsecured debt in January and for the $225 million of cash spun-off to UE, we have $3.365 billion in liquidity.  We expect our cash balance to approach $2 billion by year end resulting from the now completed transfer of Springfield Town Center to PREIT, financing the St. Regis retail condo and financing other asset(s), thereby increasing our liquidity to $4.5 billion.

Since January 1, 2014, we have executed the following capital markets transactions:

•         In January 2015, when they first became freely repayable, we repaid $500 million of 4.25% senior unsecured notes due April 2015.

•         In December 2014, we completed a $575 million refinancing ($355 per square foot) of Two Penn Plaza.  The loan is interest-only at LIBOR plus 1.65% and matures in 2019 with two one-year extension options.  We realized net proceeds of $143 million.  The previous $422 million loan on the property had been swapped to a fixed rate of 4.78% through March 2018.  Therefore, $422 million of the new loan bears interest at a fixed rate of 4.78% through March 2018 and the balance of $153 million floats through March 2018; the entire $575 million will float thereafter for the duration of the new loan.

•         In October 2014, on the first open call date, we redeemed at par the $445 million of 7.875% senior unsecured notes due October 2039.

•         Also in October, we completed a $140 million financing of 655 Fifth Avenue, the Ferragamo flagship store.  This loan is interest only at LIBOR plus 1.40% (1.56% at December 31, 2014) and matures in October 2019 with two one-year extension options.

•         In September 2014, we extended one of our two $1.25 billion unsecured revolving credit facilities to November 2018 from November 2015 with two six-month extension options.  The interest rate on the extended facility was lowered to LIBOR plus 105 basis points from LIBOR plus 125 basis points and the facility fee was reduced to 20 basis points from 25.

•         In August 2014, we obtained a standby commitment for up to $500 million of five-year mezzanine loan financing to fund a portion of the development expenditures at 220 Central Park South.

•         Also in August, we completed a $185 million financing ($270 per square foot) of the Universal buildings.  This loan bears interest at LIBOR plus 1.90% (2.06% at December 31, 2014) and matures in August 2019 with two one-year extension options.

•         In June 2014, we issued $450 million, 2.50% 5-year senior unsecured green bonds.

•         In April 2014, we completed a $350 million financing ($411 per square foot) of 909 Third Avenue.  The seven-year interest only loan bears interest at 3.91% and matures in May 2021.  We realized net proceeds of $145 million.

•         In January 2014, we completed a $600 million loan secured by our 220 Central Park South development site.  The loan bears interest at LIBOR plus 2.75% (2.92% at December 31, 2014) and matures in January 2016, with three one-year extension options.

Debt is now 31.5% of our enterprise value.  Since stock prices fluctuate, we believe an even better measure of leverage may be debt to EBITDA – ours is currently 7.0x.

Vornado remains committed to maintaining our investment grade rating.

One of the hallmarks of a blue chip REIT is access to the four corners of the capital markets.  Vornado is an investment-grade blue chip that enjoys such access.  But, let’s think about it. For purposes of this discussion, let’s call the four corners of the capital markets common stock, preferred stock,(8) unsecured debt and secured or project-level debt.

From the beginning in 1980, through 1992, our principal financial strategy was to relentlessly acquire our under-valued shares.  We acquired 52.6 million(9) shares (66% of the outstanding) at an average price of $3.64 per share.(9)  We believe this 12-year buy-back program was at that time the largest percentage cap shrink in the history of the NYSE.

Then we switched to growth mode.  From 1997 through our last issuance in 2010, we issued 108 million shares of common stock and units at an average price of $50.14 per share.  It’s easy to issue stock; many managements think they have an unlimited supply of script, just roll the printing press.  Buying assets for stock certainly grows the business (and maybe gets the CEO a front table or larger car/plane), but it is per share growth which creates the shareholder value we seek.  Let’s focus on two large, transformative deals where we had to use stock.  In 2002, we acquired the Washington, Charles E. Smith Company using $600 million of units, valued at $38 per share, as part of the purchase price.  Those shares are now valued at $123(10) or 3.2x.  The assets have not gone up that much.  But in this case, the seller would only transact assets for stock on a tax protected basis, i.e. no stock, no deal.  And, it is  not really fair to focus just on the stock portion of the deal, the $1.3 billion balance of the purchase price was paid with cash, so all the accretion there came to us.  In 1997, we acquired the Mendik Company, the foundation of our New York business, using 5.3 million units valued at $26.00 per share.  Those shares appreciated 4.73x, but in this case the assets have gone up more.  Even better, the equity portion of this deal was only 22%.  The long and short of it is that I value our stock even more than cash.  We will issue shares reluctantly and be very wary of dilution.

Unsecured debt is an attractive vehicle and trades in a very efficient marketplace. An investment grade company, using its pre-filed shelf registration, need merely call its friendly investment banker to get $500 million, or even $1 billion, in a matter of days - no fuss, no muss, no roadshow…easy.  But, like cigarettes, there should be two warnings on the label of unsecured debt.  First, that it bears the full faith and credit of the issuer, in effect a personal guarantee and, second, that markets are volatile and unpredictable and even a market as big, deep and strong as the unsecured debt market shuts down cold in every cycle, at the very worst time.  To safely partake in this market, one should have modest maturities and have back-up liquidity.  We partake, but we partake in this market in a very measured way.

Secured or project-level debt is different.  It is a much more cumbersome and time-consuming process to execute…but it has no covenants and is recourse solely to the asset that is pledged.

Here is Vornado’s debt structure:

($ in thousands)
Nonrecourse Secured Debt	8,358,950
Unsecured Debt	847,159
9,206,109

Nonrecourse Joint Venture Debt	1,924,494
Total	11,130,603

We calculate that Vornado has about $20 billion of assets at fair value pledged to its secured creditors — very low leverage.  The remainder of our assets are unencumbered.  Interestingly, if, say, 60% is an appropriate loan-to-value ratio for secured debt (as opposed to our current 42%), the math says we should then be able to unencumber up to an additional $6 billion of assets (a worthy goal).

8       For us, and most everyone else in the industry (except for Public Storage), preferred stock is a minor event and therefore need not be discussed here; but I must say preferred stock with its due date of never is attractive, as is its being open after five years to an issuer call at par.

9       Adjusted for stock splits aggregating 15 for 1.

10     $111.52 Vornado stock price plus one-half of $23.52 Urban Edge Properties stock price.

Thank You Wendy

After 17 years at Vornado, Wendy Silverstein, Head of Capital Markets and more recently Co-Head of Acquisitions and Capital Markets, has decided it is her time and she will be leaving us.

Wendy led the team that executed the financings that fueled our growth from a $3 billion NJ-based strip center company to the $35 billion company we are now. All told, she oversaw over $30 billion of debt and equity financing in 134 separate transactions.

Wendy was our Capital Markets Queen - Plus.  She loves deals and even a little complexity here and there.  She has been heavily involved in the buying and selling of Toys “R” Us, LNR and AmeriCold and has represented us on those companies’ boards (she avoided JCPenney, that was all mine). She was also instrumental in raising and investing our real estate fund and led our mezzanine lending platform.

Wendy is highly intelligent, strong willed, has an incredible work ethic, a fierce competitive drive and a love of challenge.

I met Wendy when the bank she then worked for repossessed a third of Alexander’s shares. We had some fun, the outcome of which was Vornado bought those shares for $40.50 per share (current value $580 per share, $122 from a special dividend plus shares valued today at $458).  Interestingly, we will come full circle here, as Wendy, who was on the Alexander’s Board in the mid 1990’s representing her bank, will now, 20 years later, rejoin the Alexander’s Board.

I thank Wendy for her commitment and contributions to Vornado over the years.  She is part of the history of Vornado and a part of our family.

Welcome Mark

We are delighted to announce that Mark A. Hudspeth will be joining us as Executive Vice President – Head of Capital Markets.  Mark, 40, comes to us after a 15-year career at Morgan Stanley in real estate finance.  Mark is the full package: smart, entrepreneurial, battle tested and well known to all of the financial counterparties we deal with (and even a few more) both home and abroad.  Mark is a capital structure expert.  He will be joining us this summer when his garden leave ends.  Mark will report to Chief Investment Officer Michael Franco (and I guess a little bit to me, too).

Mark will be a senior member of our talented 45th floor deal and finance teams.  On the finance side, special thanks to Richard and Jan and Dan and Adam for their contributions this year and every year.

Operating Platforms…Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  Our operating platforms are where the rubber meets the road.  And…in our business, leasing is the main event.  In New York, we leased an unprecedented 4.2 million square feet.  In Washington, we leased a strong 2.1 million square feet, notwithstanding difficult market conditions.

As in past years, we present below leasing and occupancy statistics for our businesses.

(square feet in thousands)	Total	New York	Washington	Retail
Office	Street Retail
2014
Square feet leased	7,138	4,151	119	1,817	(11)	1,051
GAAP Mark-to-Market	12.5%	18.8%	62.3%	(3.3)%	9.0%
Number of transactions	519	158	30	192	139

2013
Square feet leased	6,446	2,410	138	1,836	2,062
GAAP Mark-to-Market	13.7%	14.0%	92.6%	3.8%	13.7%
Number of transactions	599	162	27	182	228

2012
Square feet leased	5,675	1,950	192	2,111	1,422
GAAP Mark-to-Market	8.8%	4.9%	29.5%	3.4%	20.5%
Number of transactions	529	139	23	201	166

Occupancy rate:
2014	92.2%	96.9%	96.4%	83.8%	95.9%
2013	91.8%	96.6%	97.4%	83.4%	94.3%
2012	91.5%	95.8%	96.8%	84.1%	93.7%
2011	93.4%	96.2%	95.6%	90.6%	93.2%
2010	94.5%	96.1%	96.4%	95.0%	92.6%
2009	94.1%	95.5%	(12)	93.3%	91.6%
2008	94.3%	96.7%	(12)	95.0%	92.0%
2007	94.8%	97.6%	(12)	93.3%	94.2%

I call attention with pride, that our New York Office occupancy rate is in the high 90’s percent year-in and year-out.  That’s some performance.  Thanks to EVP Glen Weiss and his leasing team, Josh, Craig, Jared, Andy, Jared and Eddie.

11     Excludes 247 square feet of non-office leases.

12     Included in New York Office.

Leasing highlights this year in the New York division include:

                                   •           Amazon at 7 West 34th Street – 470,000 square feet;

                                   •           Neuberger Berman at 1290 Avenue of the Americas – 402,000 square feet;

                                   •           AMC Networks at 11 Penn Plaza – 324,000 square feet;

                                   •           Madison Square Garden at 2 Penn Plaza – 312,000 square feet;

                                   •           Bloomberg, L.P. at 731 Lexington Avenue – 189,000 square feet;

                                   •           New York and Company at 330 West 34th Street – 178,000 square feet;

                                   •           Facebook at 770 Broadway – 97,000 square feet;

                                   •           555 California Street – 502,000 square feet in 11 leases;

                                   •           theMART – 372,000 square feet in 57 leases.

Leasing highlights this year in the Washington division include:

                                   •           Department of Justice at Skyline Tower – 169,000 square feet;

                                   •           WeWork at 2221 S. Clarke Street (Crystal City) – 165,000 square feet;

                                   •           Army Surgeon General at 5109 Leesburg Pike – 97,000 square feet;

                                   •           WeWork at 1875 Connecticut Avenue –83,000 square feet;

                                   •           American Diabetes Association at 2451 Crystal Drive – 78,000 square feet;

                                   •           The Department of Labor at 201 12th Street – 75,000 square feet;

                                   •           Booz Allen at 1550 Crystal Drive – 59,000 square feet.

Growth in this cycle is coming from the creative side.  We are market leaders here, completing company wide in 2014, 92 deals totaling 2.9 million square feet including: Cisco Systems, Aruba Wireless Networks, CommVault Systems, Dimension Data, SRA America, North Highland, Technologent, CS Technology, China Laws & Technology, CSC Holding LLC, Madison Square Garden, UBM, Axiom Markets, Tetra Tech, AMC, Yodle, Deutsch, Amazon, ET Publishing International, Hachette Book Company, Wenner Media, Facebook, Factset, Earthlink, ABC Enterprise, The Health Pub, Sapient Corp, Young & Rubicam, Microsoft, Matter, Yelp, Braintree, 1871, Alenia Aermacchi North America, Applied Information Sciences, Arete Associates, Booz Allen Hamilton Inc., Chinook Systems, Clarabridge, General Dynamics Information, L-3 Communications Corporation, L-3 National Security Solutions, Lockheed Martin Corp., Raytheon Company, Science Applications International, Technology Service Corporation, Uber Technologies, Vista Research, WeWork, Eastern Foundry.

Thank you to our all-star leasing captains: Glen Weiss, Sherri White, Jim Creedon, Bruce Pascal and Paul Heinen.  And, we thank Michael Zucker and Leigh Lyons, who lead the Urban Edge leasing team.

Real Estate is a deal oriented business: buying is a deal; selling is a deal; leasing is a deal.  But one of the essential things we do every day and embedded in our culture is CUSTOMER SERVICE.  Customer service is one of the key reasons brokers bring their tenants to us, tenants prefer to lease space from us and tenants renew with us.  Our customer facing teams are at the head of the class, keeping our buildings at the highest level of maintenance, cleaned and polished 24-7, technology at the cutting edge, staff well trained, well-dressed and courteous…you get the picture.

Street Retail

We own the best in-class 56-property, 2.5 million square foot street retail business in Manhattan, concentrated in the best submarkets – Madison Avenue, Fifth Avenue, Times Square, Penn Plaza and Soho.  While the street retail portfolio accounts for 9% of our total Manhattan square footage, it generates 29% of the New York division EBITDA.

There has been a lot of attention shown by market participants recently in Manhattan street retail (a business we have been in for 20 years), as well there should be.  The key shopping streets of New York are the ultimate definition of supply constraint – the centuries old street grid is not changing.  Almost without exception, if a retailer has a store in New York, it is their number one store; if they have two stores in New York, they are number one and number two – you get the picture.  The growth in retail rents in the hot spots of New York has been extraordinary.  Street retail asset values have been soaring(13) in the private market fueled by all manner of global investors and local sharp-shooters.  Manhattan is not an outlier here, the best retail assets in the other global cities are priced similarly.  Here’s an interesting table – note the comparison of retail rent growth to office rent growth.

	$ Rents Per SF		% Increase	10-Yr CAGR
	2004	2014
Manhattan Retail Rents:
Upper Fifth Avenue- 49th to 57th St.	742	3,420	361%	16.5%
Times Square	331	2,317	600%	21.5%
Madison Avenue	667	1,709	156%	9.9%
Soho	212	830	292%	14.6%

Manhattan Office Rents:
Penn Plaza	42	59	42%	3.6%
Sixth Avenue/Rockefeller Center	52	83	60%	4.8%
Midtown South	37	66	82%	6.2%
Plaza District	58	92	59%	4.7%
Grand Central	47	66	40%	3.4%
West Side	51	76	48%	4.0%
Downtown	34	55	60%	4.8%

(Sources: REBNY Retail Report and C&W Research)

         13     Here’s the math.  Simplistically, using Fifth Avenue as an example, values have risen from, say, $12,000 per on-grade square foot in 2004 to, say, $85,000 per on-grade square foot in 2014, this calculated by applying a 6% cap rate to 2004 rents and a 4% cap rate to 2014 rents.

Here is a numerical tour(14) of our assets and some recent acquisitions on upper Fifth Avenue:

	Year Purchased	Fifth Avenue Frontage	Cost Per Front Foot	Cost Per Square Foot on Grade
Vornado:
640 Fifth Avenue	1997	100	$ 315,000	$ 2,000
689 Fifth Avenue	1998	50	$ 401,000	$ 4,000
666 Fifth Avenue	2012	126	$ 5,611,000	$ 50,000
Ferragamo	2013	50	$ 5,137,000	$ 54,000
St Regis	2014	100	$ 7,000,000	$ 87,000

Other Recent Transactions:
685 Fifth Avenue	2014	58	$ 7,172,000	$ 80,000
Crown Building	2014	100	$ 11,724,000	$ 96,000

In November 2014, a partnership in which we own a 75% interest completed the purchase of the St. Regis Fifth Avenue retail for $700 million.  There are lots of things which make this asset attractive to us.  The asset is prime pitch (as the British say), on the east side of Fifth Avenue at 55th Street bookended by the new Polo flagship on one side and the new Valentino flagship on the other.(15)  It had short term leases, which would allow us to get to market rents quickly.  And, perhaps most important of all, its physical configuration was perfect to create small stores for luxury retailers.  We will shortly announce, after only four months of ownership, leases with new tenants for the entire space, which more than achieves our underwriting and validates the acquisition.

       14      These numbers were calculated by Charlie adjusting the purchase price by deducting value ascribed to office and off-grade retail.

15      We also own 689 Fifth Avenue on the same block.

I Love Our Business

Vornado is a big business, $22 billion of equity at market after spinning-off UE.  We operate in New York, the most important city in the world and in Washington, DC, our nation’s capital.  In New York, we own office towers and the best portfolio of irreplaceable, timeless retail on the streets of Manhattan.

Vornado is a vertically integrated operating platform.  On our most recent conference call, I made the following comment:

We are one of only a handful of firms who have the track record, heft, talent, relationships and trust in the marketplace to lease, acquire, develop, finance and manage million foot towers and Fifth Avenue retail.  It’s a complicated business, rookies need not apply.  Kudos to our 4,200 team members.

I am very constructive on New York where demand, activity and absorption are accelerating and where office rents are now rising.

The Big Kahuna for us is the Penn Plaza District where we are the dominant owner with 9 million square feet including office, retail and the Hotel Pennsylvania.  The Penn Plaza district benefits enormously from the Hudson Yards development a few blocks to the West, and from the overflow (and direct flow) of creative class tenants in neighboring sub-markets a few blocks South and a few blocks East.  We will focus, reposition and invest here towards the goal of driving office rents and long-term values.  Welcome Marc Ricks, SVP, a government affairs veteran who joins Judy Kessler and, of course, Barry Langer on the dedicated Penn Plaza development team we are building.

Construction is advancing on our 220 Central Park South super-tall luxury condo project.  Our offering document has now been approved and last month we opened a sales gallery for friends and family.  Our goal is to make this amenities-heavy, limestone tower, designed by Robert A.M. Stern, Architects and the Office of Thierry Despont, the best building in New York.  Initial response from brokers and buyers has been excellent.  Barry Langer and Mel Blum lead our development team here and Eli Zamek leads our construction team (together with Peter Lehrer, we are fielding very much the same leadership team here who so successfully developed and built our 731 Lexington Avenue/Beacon Court tower).

We are busy in New York and Washington. We just transformed 7 West 34th Street and 330 West 34th Street into 1.1 million square feet of space targeted to the creative class market, a recurring theme and already we have leased 470,000 square feet at 7 West 34th Street to Amazon and 340,000 square feet at 330 West 34th Street; in the bowtie in Times Square at 1535 Broadway, the Marriott Marquis, directly across from our 1540 Broadway, we launched the world’s largest 10K LED sign in November with Google as the first advertiser, we now have Beats/Apple; at 608 Fifth Avenue we created a 44,000 square foot 4-level flagship for TopShop/TopMan; at our Alexander’s affiliate, we built a 312 unit rental apartment tower on top of the Rego Park II shopping center – we expect to begin leasing apartments in May; at 61 Ninth Avenue in the heart of the Meatpacking District, adjacent to the Apple store and Chelsea Market and across from 111 Eighth Avenue – Google’s 3 million square foot New York headquarters building, we together with a partner will be developing a ground-up new build 130,000 square foot office building; we have commenced a building wide redevelopment program at 90 Park Avenue and have almost completed the repositioning and retenanting of 280 Park Avenue (50% owned); we are doing plans to redevelop 20 Broad Street after the NYSE vacates in 2016; we are repositioning theMart in Chicago to continue to attract creative class tenants by adding amenity rich spaces; we are well into construction at The Bartlett, a 699-unit residential project in Pentagon City with a 37,000 square foot Whole Foods Market at the base of the building, expected to be completed in 2016; in Crystal City we are renovating a 165,000 square foot building for WeWork’s residential concept which is scheduled to open later this year; we will demolish two older contiguous buildings, where we will develop 1700 M Street, our new 335,000 square foot trophy office building in the heart of the District; and, of course, we continue to keep our buildings in tip top shape by transforming our lobbies and common areas.  We thank our New York development team – Barry, Geoff, James, Alan, Mark, Alejandro, Eli, Dave, Sandy, Brian and Eric.  We thank our Washington development team – Mitch, Paul, Toby and Gordon.

*        *        *

We are confident that we will do very well in Washington as over time we raise the occupancy rate and income level back to normal and execute on the trove of development opportunities we have.  Nevertheless, we have considered and are still considering options with respect to our Washington business, such as inviting in a new investor(s) or even separating the business in a spin or in a spin-merge.  Ditto for our Street Retail business.  That we continuously consider our options should not be a revelation or a surprise to anyone — everything-is-on-the-table.(16)

At Toys, we invested in a club with two renowned private equity firms who are focused on improving operations and growing earnings.  Our suggestions of realizing value through real estate played second fiddle…as did our suggestion that the global business should be split into its three natural geographies.

I am beginning to get a little wary.  It looks like the easy money has been made for this cycle.  Asset prices today are high, well past the 2007 peak, and acquisitions are getting dicey.  Our sense is that this may be a better time to harvest than to invest…and that this is the time in the cycle when the smart guys start to build cash.  At Vornado, we will continue to build cash reserves for opportunities that will undoubtedly present themselves in the future.

*        *        *

Sustainability

Vornado continues to lead the industry in sustainability – it’s important to our tenants and it is important to us.  From energy procurement, to utilities management, energy efficiency and infrastructure upgrades, demand response and metering, we are unique in our focus on energy issues.  We are also committed to other critical issues like air quality, green cleaning and water efficiency, as the link between health and the office environment is better understood.

Between 2013 and 2014, we reduced our energy consumption by 27,000 megawatt hours and diverted over 15,000 tons of waste from landfills.  We issued a $450 million green bond in 2014, with the use of proceeds tied to projects related to our sustainability efforts.

We continue to be recognized for our efforts.  In 2014, we were named ENERGY STAR Partner of the Year, we won NAREIT’s Leader in the Light award (5th year in a row), and Global Real Estate Sustainability Benchmark gave us its Green Star ranking.

Sustainability is serious business with us.  Our industry leading team is led by SVP Sukanya Paciorek.

For more detail on our 2014 sustainability efforts, and a breakdown of our green bond’s use of proceeds, please see our sustainability report at www.vno.com.

       16    Of course, there can be no assurance that any transaction will occur here.

*        *        *

After 31 years at Vornado, Ross Morrison will be retiring in April.  For all those years, Ross was the go-to guy in the Finance Department.  He was the know-it-all, in the sense that he did…really know it all (or knew where to find it).  He was always there…late at night…over the weekend…whenever there was a job to do…he did it.  He did it with joy in his heart, intelligence in his head and judgment in his belly.  He was a zero tolerance for mistakes kind of guy…he himself was always 100% accurate. And through it all, with his check shirts and fancy ties he was sartorially splendid.  I for one have always been a bit jealous of his fast-growing full head of unruly hair.  Ross, we wish you long life and happy times…we will miss you and hope that you miss us. For sure we will be calling you, for you are our institutional historian.

*        *        *

This year for the first time we are recognizing our very talented divisional executive vice presidents by listing them on Vornado’s Corporate Information page.  These are our team leaders, deal makers and executors.

We continually broaden our leadership team through promotions from within our Company.  Please join me in congratulating this year’s class; they deserve it.  Barry S. Langer was promoted to Executive Vice President, Head of Development; Matthew Iocco was promoted to Executive Vice President, Chief Accounting Officer; Adam Green was promoted to SVP, Acquisitions & Capital Markets; Joshua Glick was promoted to SVP, Leasing; Lisa Vogel was promoted to SVP, Marketing; Gavin Stephenson was promoted to SVP & Senior Financial Officer; Richard Famularo was promoted to SVP, Controller; Steve Santora was promoted to SVP, Financial Operations; Nicholas Stello was promoted to SVP, IT Infrastructure; Joanne Porrazzo was promoted to VP – New York Operations; Valerie Bilenker, was promoted to VP – New York Leasing Counsel, Niles Llolla, was promoted to VP – New York Operations, Bridget Cunningham, was promoted to VP – New York Operations, Brian Cantrell was promoted to VP, Acquisitions & Capital Markets; Jared Toothman was promoted to VP, Acquisitions & Capital Markets; Sandy Michaels was promoted to VP, Leasing; Holly Baglieri was promoted to VP, Tax & Compliance; Melissa Graffeo was promoted to VP, SEC Reporting; Jonathan Sherick was promoted to VP, NY Retail Controller.

Welcome Dave Bellman, Senior Vice President – Construction, Marc Ricks, Senior Vice President – Development and Robyn Neff, Vice President – Leasing Counsel to our New York Office team and Shawn Kyle, Senior Vice President – Management Services to our Washington Division.

I am happy to say year after year that I am fortunate to work every day with the gold medal team.  Our operating platforms are the best in the business.  Thanks again to my partners David Greenbaum, Mitchell Schear, Michael Franco, Joe Macnow, and Steve Theriot.

Special thanks to our operating officers Gaston Silva, Patrick Tyrrell, Myron Maurer and Michael Doherty.  Thanks to Laurie, Ernie, Tom and to the Paramus team…Matt, Rich and Chris, Craig and Frank, Brian and Steve, Bob, Errol and Cathy.  Thank you as well to our very talented and hardworking 38 Senior Vice Presidents and 80 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 14 marriages and 34 births this year, 15 girls and 19 boys, but who’s counting.

On behalf of Vornado’s Board, senior management and 4,168 associates, we thank our shareholders, analysts and other stake holders for their continued support.

Steven Roth

Chairman and CEO

April 3, 2015

Again this year, I offer to assist shareholders with tickets to my wife’s productions on Broadway – the new musical It  Shoulda Been You, starring Tyne Daly, and Tony award winning best musical Kinky Boots.  Please call if I can be of help.

Abigail became a bat mitzvah in Israel two weeks ago.  She is a curly-haired beauty, caring, happy, smart, strong, slightly irreverent, a little stubborn in a charming sort of way.  Gammy and Pop love you and congratulate you.

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net Income	864.9	476.0	617.3	662.3	647.9	106.2	359.3	541.5	554.8	536.9
Interest and debt expense	654.4	758.8	760.5	797.9	828.1	826.8	821.9	853.5	698.4	418.9
Depreciation, amortization, and income taxes	710.2	759.1	742.3	782.2	706.4	739.0	568.1	680.9	530.7	346.2
EBITDA	2,229.5	1,993.9	2,120.1	2,242.2	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0
Gains on sale of real estate	(518.8)	(412.1)	(471.4)	(61.4)	(63.0)	(46.7)	(67.0)	(80.5)	(45.9)	(34.5)
Real estate impairment loss	26.5	43.7	131.8	28.8	109.0	23.2	--	--	--	--
Noncontrolling interests	59.2	24.9	45.3	55.9	55.2	25.1	55.4	69.8	79.9	133.5
EBITDA before noncontrolling interests and gains on sale of real estate	1,796.4	1,650.4	1,825.8	2,265.7	2,283.6	1,673.6	1,737.7	2,065.2	1,817.9	1,401.0
Non-comparable items	(124.3)	(44.0)	(366.7)	(783.9)	(848.7)	(292.8)	(361.3)	(717.0)	(786.0)	(473.3)
EBITDA adjusted for comparability	1,672.1	1,606.4	1,459.1	1,481.8	1,434.9	1,380.8	1,376.4	1,348.2	1,031.9	927.7

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2011	2010	2009	2008	2007	2006	2005
Net Income	662.3	647.9	106.2	359.3	541.5	554.8	536.9
Preferred share dividends	(60.5)	(51.2)	(57.1)	(57.1)	(57.1)	(57.5)	(46.5)
Net Income applicable to common shares	601.8	596.7	49.1	302.2	484.4	497.3	490.4
Depreciation and amortization of real property	530.1	505.8	508.6	509.4	451.3	337.7	276.9
Net gains on sale of real estate and insurance settlements	(51.6)	(57.2)	(45.3)	(57.5)	(60.8)	(33.8)	(31.6)
Real estate impairment losses	28.8	97.5	23.2	--	--	--	--
Partially-owned entities adjustments:
Depreciation and amortization of real property	170.9	148.3	140.6	115.9	134.0	105.6	42.1
Net gains on sale of real estate	(9.8)	(5.8)	(1.4)	(9.5)	(15.5)	(13.2)	(2.9)
Income tax effect of adjustments included above	(24.6)	(24.6)	(22.9)	(23.2)	(28.8)	(21.0)	(4.6)
Real estate impairment losses	--	11.5	--	--	--	--	--
Noncontrolling interests’ share of above adjustments	(41.0)	(46.8)	(47.0)	(49.7)	(46.7)	(39.8)	(32.0)
Interest on exchangeable senior debentures	26.3	25.9	--	25.3	25.0	24.7	18.0
Preferred share dividends	0.3	0.2	0.2	0.2	0.3	0.7	0.9
Funds From Operations	1,231.1	1,251.5	605.1	813.1	943.2	858.2	757.2
Funds From Operations per share	$6.42	$6.59	$3.49	$4.97	$5.75	$5.51	$5.21

Below is a reconciliation of Revenues to Revenues as adjusted for comparability:			Below is a reconciliation of Total Assets to Total Assets as adjusted for comparability:

($ IN MILLIONS)	2014	2013	($ IN MILLIONS)	2014	2013
Revenues	2,635.9	2,669.3	Total Assets	21,248.3	20,097.2
Less: non-comparable items:			Less: non-comparable items:
Cleveland Medical Mart	--	36.4	Assets related to discontinued operations	477.6	874.0
Stop & Shop litigation settlement income	--	59.6	Investment in Toys “R” Us	--	83.2
Revenues, adjusted for comparability	2,635.9	2,573.3	Cash available to repay revolving credit facilities	--	295.9
			Accumulated depreciation	(3,629.1)	(3,296.7)
			Total assets, adjusted for comparability	24,399.8	22,140.8